FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP ANNOUNCES $1.5 BILLION INCREASE TO
SHARE REPURCHASE AUTHORIZATION

ATLANTA – January 30, 2025 – PulteGroup, Inc. (NYSE: PHM) announced today that its Board of Directors has approved a $1.5 billion increase to the Company’s share repurchase authorization. This increase brings the Company’s remaining share repurchase authorization to $2.1 billion.

“Following another year of record earnings and strong cash flows from operations, we are increasing our share repurchase authorization by $1.5 billion,” said Ryan Marshall, PulteGroup President and CEO. “This latest increase, along with the 10% increase in our dividend in the fourth quarter of 2024, reflects our well established commitment to return excess funds to our shareholders.”

The Company returned $1.4 billion to shareholders through dividends and share purchases in 2024, and has returned over $8.4 billion to its shareholders over the past decade. Since initiating the program in 2013, the Company has repurchased over 50% of its shares outstanding.

About PulteGroup
PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 45 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, American West and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams.

For more information about PulteGroup, Inc. and PulteGroup brands, go to pultegroup.com; pulte.com; centex.com; delwebb.com; divosta.com; jwhomes.com; and americanwesthomes.com. Follow PulteGroup, Inc. on X: @PulteGroupNews.

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